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                                                                     Exhibit 5.1

   BOSTON                   LATHAM & WATKINS                      NEW YORK
  BRUSSELS                  ATTORNEYS AT LAW                  NORTHERN VIRGINIA
  CHICAGO                      www.lw.com                       ORANGE COUNTY
 FRANKFURT                                                          PARIS
  HAMBURG                  ___________________                    SAN DIEGO
 HONG KONG                                                      SAN FRANCISCO
   LONDON                                                      SILICON VALLEY
LOS ANGELES                                                       SINGAPORE
   MOSCOW                                                           TOKYO
 NEW JERSEY                                                     WASHINGTON, D.C.



                             June 18, 2002



Hubbell Incorporated
584 Derby Milford Road
P.O. Box 549
Orange, Connecticut  06477-4024

                  Re:      Registration Statement on Form S-4
                           Hubbell Incorporated
                           File No. 333-

Ladies and Gentlemen:

                  In connection with the registration of $200,000,000 in aggregate principal amount of its 6.375% Notes due 2012 (the "Exchange Notes") by Hubbell Incorporated, a Connecticut corporation (the "Company") under the Securities Act of 1933, as amended (the "Act"), on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on June 17, 2002 (File No. 333-___), you have requested our opinion with respect to the matters set forth below. The Exchange Notes will be issued pursuant to an indenture, dated as of September 15, 1995, among the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank and Chemical Bank) as trustee (the "Trustee"). The Exchange Notes will be issued in exchange for the Company's outstanding 6.375% Notes due 2012 (the "Old Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the "Exchange Offer").

                  In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Exchange Notes. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or


________________________________________________________________________________
                53rd at Third - 885 Third Avenue - New York, New
                   York 10022-4802 TELEPHONE: (212) 906-1200 -
                               FAX: (212) 751-4864


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LATHAM & WATKINS

June 18, 2002
Page 2


written statements and representations of officers and other representatives of the Company and others.

                  We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and the General Corporation Law of the State of Delaware (the "Delaware GCL"), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

                  Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

                  Assuming that the Exchange Notes have been duly authorized by all necessary corporate action of the Company, the Exchange Notes will, when executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                  The opinion rendered in the foregoing paragraphs relating to the enforceability of the Exchange Notes is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors, (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought and (iii) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 5.15 of the Indenture.

                  We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Exchange Notes of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

                  To the extent that the obligations of the Company under the Indenture and the Exchange Notes (collectively, the "Operative Documents") may be dependent upon such matters, we have assumed for purposes of this opinion that: (i) the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under each of the Operative Documents to which it is a party; (c) is duly qualified to engage in the activities contemplated by each of the Operative Documents to which it is a party; and (d) has duly authorized, executed and delivered such Operative Document; (ii) the Indenture is the legal, valid, binding agreement of the Trustee, enforceable against the Trustee in accordance with its



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LATHAM & WATKINS

June 18, 2002
Page 3


terms and (iii) that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations.

                  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained herein.

                                         Very truly yours,

                                      s/s Latham & Watkins